Exhibit A
                             CSW International, Inc.
                         Investments in Project Parents
                    For the Quarter Ended September 30, 1998
                                   (thousands)
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                                  Project              Wholly Owned
Facility                          Parent               Subsidiary Of              Description                      Investment
--------------------------------- ------------------   -------------------------  -------------------------------  -----------------

Empresa de Electricidade Vale de  CSW Vale, LLC        CSW International, Inc.    Investment / Development Costs     $ 79
 Paranapanema S.A.                                      (Cayman)

Energia Internacional de CSW      CSW International,  Central and South West      Investment / Development Costs    $ 605
 de S.A. de C.V.                    Inc.                Corp.


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